Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2014 Results

Addison, Texas - (Business Wire) - August 5, 2014 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the second quarter 2014, which ended on June 29, 2014.

Highlights of the second quarter of 2014 include:

•	Total revenues increased 9.4% to $154.2 million;

•	Comparable restaurant sales increased 6.7% and comparable restaurant guest traffic increased 5.6% at Pollo Tropical;

•	Comparable restaurant sales increased 2.8% and comparable restaurant guest traffic decreased 0.2% at Taco Cabana;

•	Seven Company-owned restaurants were opened, including six Pollo Tropical restaurants and the first Company-owned restaurant under the elevated, non-24 hour Taco Cabana format, Cabana Grill®;

•	Net income increased 87.4% to $9.3 million; and

•	Diluted earnings per share increased 66.7% to $0.35.

Fiesta President and Chief Executive Officer Tim Taft commented, “We believe our financial results are demonstrative of the strength of our business model and our ability to perform despite a challenging consumer spending environment. In the second quarter, we increased total revenues, grew comparable restaurant sales, expanded operating margins, and delivered diluted EPS growth of almost 67%. We are very pleased with what we have accomplished so far this year and look forward to continuing to execute our strategy and enhance shareholder value.”

Second Quarter 2014 Financial Review
Consolidated Results
Total revenues increased 9.4% to $154.2 million from $140.9 million compared to the prior year period due to 18 net Company-owned restaurant openings and comparable restaurant sales growth of 6.7% and 2.8% at Pollo Tropical and Taco Cabana, respectively.

Cost of sales as a percentage of restaurant sales improved 40 basis points compared to the prior year period as modest price increases, a favorable sales mix, and supply chain management initiatives more than offset commodity cost increases.

Restaurant wages and related expenses as a percentage of restaurant sales held steady compared to the prior year period as the positive impact of sales increases on fixed costs were offset by higher medical expenses.

Other restaurant operating expenses as a percentage of restaurant sales increased 30 basis points compared to the prior year period as timing and higher repair and maintenance expenses including costs associated with the conversion to Coca-Cola products at Pollo Tropical restaurants and higher insurance expenses were partially offset by lower utility expenses.

Pre-opening costs increased $0.2 million to $1.2 million compared to the prior year period due to the timing of expenses for future Company-owned restaurant openings.

Rent expense as a percentage of restaurant sales increased 20 basis points compared to the prior year period as a consequence of new sale-leaseback transactions and Company-owned restaurant openings, which generally have higher rent.

Advertising expense as a percentage of restaurant sales decreased 20 basis points compared to the prior year period due primarily to the favorable impact of sales increases and the timing of promotions.

General and administrative expenses increased slightly to $12.1 million compared to the prior year period but improved as a percentage of revenues by 60 basis points due to the favorable impact of higher sales on relatively flat overhead expenses.

Depreciation and amortization increased $0.4 million to $5.6 million compared to the prior year period due to new Company-owned restaurant development, partially offset by the impact of sale-leaseback transactions.

Interest expense decreased $4.4 million to $0.6 million compared to the prior year period due to the reduction in Fiesta’s outstanding debt and a lower interest rate on borrowings under the new senior credit facility.

The provision for income taxes was derived using an estimated annual effective income tax rate for 2014 of 38.3%, while the provision for income taxes for the prior year period was derived using an estimated effective annual income tax rate for 2013 of 36.5%, excluding discrete items. The estimated effective annual income tax rate for 2014 is higher than 2013, primarily due to the expiration of the Work Opportunity Tax Credit on December 31, 2013.

Net income increased 87.4% to $9.3 million compared to net income of $5.0 million in the prior year period.

Diluted earnings per share increased 66.7% to $0.35 (on a base of 26.3 million shares) compared to diluted earnings per share of $0.21 (on a base of 22.9 million shares) in the prior year period.

Brand Results
Pollo Tropical restaurant sales increased 16.7% to $75.3 million compared to the prior year period due to a comparable restaurant sales increase of 6.7% along with a net increase of 16 Company-owned restaurants. The growth in comparable restaurant sales resulted from a 5.6% increase in comparable restaurant guest traffic along with a 1.1% increase in average check. Average check was driven by menu price increases that positively impacted restaurant sales by 1.6% partially offset by sales mix. This is the 19th consecutive quarter the brand has delivered comparable restaurant sales growth and, on a two-year basis, second quarter comparable restaurant sales grew 13.1%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased 12.1% to $13.4 million compared to the prior year period.

Taco Cabana restaurant sales increased 3.3% to $78.3 million compared to the prior year period due to a 2.8% increase in comparable restaurant sales along with a net increase of two Company-owned restaurants. The increase in comparable restaurant sales resulted from a decrease of 0.2% in comparable restaurant guest traffic which was more than offset by a 3.0% increase in average check. Average check was driven by menu price increases that positively impacted restaurant sales by 1.3% and a positive change in sales mix due to the implementation of new menu boards. On a two-year basis, second quarter comparable restaurant sales grew 3.9%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased 23.9% to $8.9 million compared to the prior year period.

Restaurant Development
During the quarter, Fiesta opened six new Pollo Tropical restaurants in Florida and its first restaurant under the elevated, non-24 hour Taco Cabana format, Cabana Grill, outside of Atlanta, all of which are Company-owned.

As of June 29, 2014, the Company owned and operated 112 Pollo Tropical restaurants and 166 Taco Cabana restaurants and franchised 35 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Guatemala, Honduras, Panama, Trinidad & Tobago, Venezuela and the Dominican Republic, and seven Taco Cabana restaurants in the U.S.

Investor Conference Call Today
Fiesta will host a conference call to review second quarter 2014 results today at 4:30 PM ET. Hosting the call will be President and Chief Executive Officer Tim Taft and Vice President and Chief Financial Officer Lynn Schweinfurth.

The conference call can be accessed live over the phone by dialing 877-407-0789 or for international callers by dialing 201-689-8562. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13586402. The replay will be available until Tuesday, August 12, 2014.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 29, 2014 AND JUNE 30, 2013
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Six months ended (a)
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Revenues:
Restaurant sales	$153,515	$140,276	$298,340	$273,366
Franchise royalty revenues and fees	670	604	1,281	1,138
Total revenues	154,185	140,880	299,621	274,504
Costs and expenses:
Cost of sales	48,960	45,318	94,489	87,729
Restaurant wages and related expenses (b)	39,116	35,819	75,622	70,935
Restaurant rent expense	7,374	6,411	14,578	12,846
Other restaurant operating expenses	19,466	17,339	37,351	33,503
Advertising expense	4,676	4,455	10,095	9,004
General and administrative expenses (b)(c)	12,132	11,999	24,283	24,210
Depreciation and amortization	5,578	5,178	10,923	9,988
Pre-opening costs	1,188	958	1,871	1,789
Impairment and other lease charges	32	456	17	551
Other (income) expense	—	—	(6)	(497)
Total costs and expenses	138,522	127,933	269,223	250,058
Income from operations	15,663	12,947	30,398	24,446
Interest expense (d)	568	5,011	1,171	10,018
Income before income taxes	15,095	7,936	29,227	14,428
Provision for income taxes	5,781	2,967	11,194	4,660
Net income	$9,314	$4,969	$18,033	$9,768
Basic net income per share (e)	$0.35	$0.21	$0.67	$0.41
Diluted net income per share (e)	$0.35	$0.21	$0.67	$0.41
Basic weighted average common shares outstanding	26,271,116	22,908,191	26,236,432	22,888,542
Diluted weighted average common shares outstanding	26,271,116	22,908,191	26,236,713	22,888,542

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six month periods ended June 29, 2014 and June 30, 2013 included 13 and 26 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $21 and $0 for the three month periods ended June 29, 2014 and June 30, 2013, respectively, and $30 and $1 for the six month periods ended June 29, 2014 and June 30, 2013, respectively. General and administrative expenses include stock-based compensation expense of $1,058 and $595 for the three month periods ended June 29, 2014 and June 30, 2013, respectively, and $1,770 and $1,020 for the six month periods ended June 29, 2014 and June 30, 2013, respectively.

(c) General and administrative expenses for the six months ended June 30, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $425. The Company did not receive any proceeds from the sale of shares in such offering.

(d) In the fourth quarter of 2013, Fiesta repurchased and redeemed its $200.0 million in aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2016, sold 3,078,336 shares of its common stock, and entered into a new senior secured revolving credit facility that provides for aggregate borrowings of up to $150.0 million with variable rate interest.

(e) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's unaudited financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 2014.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	June 29, 2014	December 29, 2013

Assets
Cash	$3,867	$10,978
Other current assets	21,543	21,947
Property and equipment, net	162,207	144,527
Goodwill	123,484	123,484
Intangible assets, net	80	121
Deferred income taxes	12,369	12,046
Deferred financing costs, net	1,382	1,530
Other assets	4,806	4,152
Total assets	$329,738	$318,785

Liabilities and Stockholders' Equity
Current liabilities	$31,062	$38,087
Long-term debt, net of current portion	67,295	72,324
Lease financing obligations	1,659	1,657
Deferred income sale-leaseback of real estate	35,912	35,873
Other liabilities	14,386	12,538
Total liabilities	150,314	160,479
Stockholders' equity	179,424	158,306
Total liabilities and stockholders' equity	$329,738	$318,785

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Segment revenues:
Pollo Tropical	$75,795	$64,992	$147,639	$127,274
Taco Cabana	78,390	75,888	151,982	147,230
Total revenues	$154,185	$140,880	$299,621	$274,504

Change in comparable restaurant sales (a):
Pollo Tropical	6.7%	6.4%	6.5%	5.1%
Taco Cabana	2.8%	1.1%	1.8%	1.5%

Average sales per Company-owned restaurant (b):
Pollo Tropical	$697	$685	$1,379	$1,359
Taco Cabana	472	462	917	906

Income before income taxes:
Pollo Tropical	$9,888	$7,233	$20,384	$12,951
Taco Cabana	5,207	703	8,843	1,477

Adjusted EBITDA (c):
Pollo Tropical	$13,425	$11,973	$27,102	$21,778
Taco Cabana	8,927	7,203	16,030	13,731

Restaurant-Level Adjusted EBITDA (c):
Pollo Tropical	$18,756	$17,444	$37,833	$32,875
Taco Cabana	14,000	12,532	26,531	24,686

Number of Company-owned restaurants:
Pollo Tropical	112	96	112	96
Taco Cabana	166	164	166	164
Total Company-owned restaurants	278	260	278	260

Company-owned restaurant openings:
Pollo Tropical	6	4	10	6
Taco Cabana	1	3	1	5
Total new restaurant openings	7	7	11	11

Company-owned restaurant closings:
Pollo Tropical	—	(1)	—	(1)
Taco Cabana	—	(1)	—	(1)
Net change in restaurants	7	5	11	9

Number of franchised restaurants:
Pollo Tropical	35	38	35	38
Taco Cabana	7	8	7	8
Total franchised restaurants	42	46	42	46

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Average sales for Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	June 29, 2014		June 30, 2013
		(a)		(a)
Pollo Tropical:
Restaurant sales	$75,253		$64,509
Cost of sales	24,983	33.2%	21,350	33.1%
Restaurant wages and related expenses	16,423	21.8%	14,183	22.0%
Restaurant rent expense	3,071	4.1%	2,238	3.5%
Other restaurant operating expenses	9,422	12.5%	7,410	11.5%
Advertising expense	1,639	2.2%	1,148	1.8%
Depreciation and amortization	2,750	3.7%	2,314	3.6%
Pre-opening costs	968	1.3%	737	1.1%
Impairment and other lease charges	(31)	—%	(101)	(0.2)%

Taco Cabana:
Restaurant sales	$78,262		$75,767
Cost of sales	23,977	30.6%	23,968	31.6%
Restaurant wages and related expenses	22,693	29.0%	21,636	28.6%
Restaurant rent expense	4,303	5.5%	4,173	5.5%
Other restaurant operating expenses	10,044	12.8%	9,929	13.1%
Advertising expense	3,037	3.9%	3,307	4.4%
Depreciation and amortization	2,828	3.6%	2,864	3.8%
Pre-opening costs	220	0.3%	221	0.3%
Impairment and other lease charges	63	0.1%	557	0.7%

	Six months ended
	June 29, 2014		June 30, 2013
		(a)		(a)
Pollo Tropical:
Restaurant sales	$146,609		$126,378
Cost of sales	48,212	32.9%	41,843	33.1%
Restaurant wages and related expenses	31,688	21.6%	28,500	22.6%
Restaurant rent expense	5,988	4.1%	4,595	3.6%
Other restaurant operating expenses	17,799	12.1%	14,613	11.6%
Advertising expense	3,601	2.5%	2,722	2.2%
Depreciation and amortization	5,327	3.6%	4,413	3.5%
Pre-opening costs	1,501	1.0%	1,230	1.0%
Impairment and other lease charges	(70)	—%	(62)	—%

Taco Cabana:
Restaurant sales	$151,731		$146,988
Cost of sales	46,277	30.5%	45,886	31.2%
Restaurant wages and related expenses	43,934	29.0%	42,435	28.9%
Restaurant rent expense	8,590	5.7%	8,251	5.6%
Other restaurant operating expenses	19,552	12.9%	18,890	12.9%
Advertising expense	6,494	4.3%	6,282	4.3%
Depreciation and amortization	5,596	3.7%	5,575	3.8%
Pre-opening costs	370	0.2%	559	0.4%
Impairment and other lease charges	87	0.1%	613	0.4%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees and general and administrative expenses (including corporate-level general and administrative expenses). Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provides useful information (including at the restaurant level) about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$18,756	$17,444	$37,833	$32,875
Taco Cabana	14,000	12,532	26,531	24,686
Consolidated	32,756	29,976	64,364	57,561
Add:
Franchise royalty revenue and fees	670	604	1,281	1,138
Less:
General and administrative (excluding stock-based compensation expense of $1,058, $595, $1,770 and $1,020, respectively)	11,074	11,404	22,513	23,190
Adjusted EBITDA:
Pollo Tropical	13,425	11,973	27,102	21,778
Taco Cabana	8,927	7,203	16,030	13,731
Consolidated	22,352	19,176	43,132	35,509
Less:
Depreciation and amortization	5,578	5,178	10,923	9,988
Impairment and other lease charges	32	456	17	551
Interest expense	568	5,011	1,171	10,018
Provision for income taxes	5,781	2,967	11,194	4,660
Stock-based compensation	1,079	595	1,800	1,021
Other (income) expense	—	—	(6)	(497)
Net income	$9,314	$4,969	$18,033	$9,768